EXHIBIT 99.1

Media:
Mollie Condra
AVP, Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HealthStream Advances Talent Management Strategy with Innovative Credentialing Application through Acquisition of Sy.Med

Nashville, Tenn. (October 22, 2012) – HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning, research, and talent management solutions for the healthcare industry, today announced that its talent management strategy has been advanced with an innovative credentialing application gained through the acquisition of Sy.Med Development, Inc. (“Sy.Med”). As a leading developer of credentialing related software products, Sy.Med serves a broad set of healthcare clients, which includes over 115 hospitals and integrated delivery networks—their fastest growing market segment.

Sy.Med OneApp™, Sy.Med’s credentialing application, centralizes data and automates the paper-intensive, time-consuming credentialing management processes for hospitals, physician practices, clinics, and other healthcare organizations. Hospitals and health systems are required to manage and track all credentialing applications and enrollment forms for physicians, nurse practitioners, physical therapists, and other professional healthcare providers practicing in their organizations. By adding Sy.Med OneApp™ to HealthStream’s talent management product suite, a powerful credentialing application is provided to hospitals to reduce credentialing paperwork and manual processes by up to 70 percent.

“HealthStream’s innovative, fresh approach to talent management is rapidly evolving into the healthcare industry’s premier talent ecosystem, of which I am excited to now be a part,” said Jim Aylward, chief executive officer, Sy.Med. “I believe our credentialing application has saved tremendous resources for our clients—and I am, therefore, pleased that it will reach a wider audience as part of HealthStream. Moreover, I know that our clients will benefit from expanded opportunities as part of HealthStream’s growing customer base while continuing to receive outstanding support and service from the same Sy.Med team.”

Credentialing is a particularly important component of talent management in healthcare organizations. HealthStream’s approach to talent management begins with evaluating a healthcare organization’s workforce along five dimensions: qualifications, competency, engagement, performance, and development. Credentialing is, necessarily, an important starting point as it is essential that healthcare professionals’ qualifications to deliver patient care be verified. As such, Sy.Med’s credentialing application provides a requisite tool to automate this process—particularly for the credentialing of physicians who comprise about 80 percent of Sy.Med’s client data—and who are increasingly employed by hospitals.

Credentialing is also a financial imperative. Managed care organizations—including Medicare and Medicaid—require comprehensive credentialing processes to ensure that physicians and other professional healthcare providers meet all of the necessary requirements and are appropriately qualified to practice medicine and deliver patient care. This process typically starts with verification of education and residency or fellowships; appropriate state licensure; employment history; malpractice carriers’ check; a criminal and financial background check; and reference checks. This data is collected via primary source verification services (which is not part of Sy.Med) and is then sent to healthcare providers (e.g. hospital, physician practice, or clinic) who are responsible for all tasks associated with data management, enrollment, tracking, privileging, and credentialing. Sy.Med OneApp™, Sy.Med’s application, dramatically reduces the administrative burden of these tasks—and has added capabilities to centralize provider data, set automatic expiration alerts, produce a wide variety of reports on-demand, manage documents, and utilize a large population of letters and forms.

Sy.Med OneApp™ is available as an installed product and as a software-as-a-service (SaaS) product delivered through the Internet. While the majority of Sy.Med clients currently utilize the installed product, HealthStream will bring a renewed emphasis on integrating, developing, and deploying the SaaS-based application. Sy.Med OneApp™ enables healthcare organizations to meet NCQA (National Committee for Quality Assurance), the Joint Commission, and URAC (Utilization Review Accreditation Commission) accrediting standards for provider information management in credentialing activities.

“I would like to extend a warm welcome to Sy.Med’s clients and employees to HealthStream,” said Robert A. Frist, Jr., chief executive officer, HealthStream. “We look forward to offering this important credentialing application to healthcare organizations as we continue to add products and capabilities to our innovative talent management suite.”

Terms of the Transaction:
HealthStream purchased all of the shares of Sy.Med for approximately $7,050,000 in cash consideration and 34,060 shares of HealthStream’s common stock. Up to an additional $1,500,000 in cash will be paid over a two-year period following closing, subject to the achievement of certain milestones post-closing.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions are used by, collectively, approximately 2.9 million healthcare employees in the U.S. for training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has an additional office in Laurel, Maryland. For more information, visit http://www.healthstream.com or call 800-933-9293.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company’s preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company’s operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company’s financial and accounting procedures and other matters referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized.

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